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[LOGO]                                                            (m)(10)(i)

October 1, 2006

ING Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Re: Waiver of Fee Payable under Service and Distribution Plan for the Class A
    Shares

Ladies and Gentlemen:

   By this letter dated October 1, 2006, we have agreed to waive the distribution fee payable to us under the Service and Distribution Plan for Class A Shares of ING Financial Services Fund (the "Fund"), a series of ING Equity Trust, of 0.10% of the average daily net assets attributable to Class A Shares of the Fund for the period from October 1, 2006 through and including October 1, 2007.

   Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                                  Sincerely,

                                                  /s/ Todd Modic
                                                  ------------------------------
                                                  Todd Modic
                                                  Senior Vice President
                                                  ING Funds Distributor, LLC

Agreed and Accepted:
ING Equity Trust
(on behalf of ING Financial Services Fund)


By: /s/ Robert S. Naka
    --------------------------
    Robert S. Naka
    Executive Vice President

7337 E. Doubletree Ranch Rd. Tel: 480-477-3000 ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034    Fax: 480-477-2744
                             www.ingfunds.com